Stock Option Exchange Program Informational Presentation Exhibit (a)(1)(E)

Agenda Timeline Company Philosophy Regarding Stock Reasons for the Exchange Program Definition of Key Terms How the Exchange Program Works Terms and Conditions of the Restricted Stock Grants How to Participate Tax Implications Steps to Prepare Timeline for the Exchange Program Available Resources

Timeline The Stock Option Exchange Program is a voluntary, one-time opportunity for eligible employees to surrender eligible outstanding “underwater” stock options in exchange for a lesser number of shares of restricted stock. Option Exchange Program Timeline Begins: Tuesday, September 8, 2009, at close of market Ends: Monday, October 5, 2009, at 11:59 p.m., Eastern Daylight Time This informational presentation is only a summary of the Stock Option Exchange Program. For additional details, please review the documents included in the information materials that were posted to the BNY Mellon website on September 8, 2009 or included with the Schedule TO-I filed with the SEC on September 8, 2009.

Company Philosophy Regarding Stock Our Equity Incentive Plan is a key component of our compensation, incentive and retention programs We issue stock options as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with the interests of the company and the interests of the shareholders We believe stock options encourage our employees to act like owners of the business by: * Motivating our employees to continue to build shareholder value * Rewarding our employees’ contributions by allowing them to benefit from increases in our stock price

Reasons for the Exchange Program Like other companies in our industry, we have experienced a general and pronounced decline in our stock price due to various factors. The decrease in the market value of our common stock has resulted in the majority of our outstanding options as being “underwater”. Stock options, an important component of our compensation program, are now perceived by employees as having little value. We believe that the Exchange Program will improve employee morale and increase employee retention.

Definition of Key Terms Stock Options: The right to buy shares of Sonus stock at a set price (also known as the exercise price) for a specified period of time. Eligible Stock Option: Option with an exercise price equal to or above the highest intra-day trading price during the 52-week period prior to the tender offer. Underwater: When the exercise price of the eligible option is higher than the market price of Sonus stock. Example: A stock option grant on 08/27/07 has an exercise price of $8.21 because that was the closing price of Sonus stock on that date. Sonus stock is currently trading well below this price; therefore this stock option grant is not currently “in the money” and is considered “underwater” Vesting: The time that passes before you have the right to exercise your stock option. When a portion of your stock option has vested, you may exercise that portion for actual shares of stock. You need to be continuously employed by Sonus for four years for your stock options to become 100% vested. Please note that we have shortened the vesting period for the shares of restricted stock offered in the Exchange Program to three years.

Definition of Key Terms (continued) Exercise Price: The price at which Sonus stock can be purchased by exercising a stock option; the exercise price is fixed when the stock option is granted and is always the closing price of Sonus stock on the grant date. Exercise: To purchase the shares of stock at the option exercise price, regardless of the current market price. Surrender: If you choose to participate in this program, you will be giving up your right to the eligible stock option grant. Exchange: To surrender Eligible Options and receive a lesser number of shares of restricted stock under this offer. Restricted Stock: Under this offer, you will receive actual shares of stock. When restricted stock vests, you own the stock. Since you own the restricted stock, restricted stock retains some value until the stock price goes to zero.

How the Exchange Program Works Eligibility You are eligible if you are: A U.S.-based employee Paid out of the U.S. payroll Employed by Sonus both at the time the Exchange Program commences and on the date the surrendered options are cancelled and shares of restricted stock are granted to replace them A U.S. employee on an approved leave of absence (as long as all eligibility requirements are met) You are not eligible if you are: A member of the Board of Directors A member of the Executive Team or senior leadership team A former employee, former member of the Board of Directors, former member of the Executive Team or former member of the senior leadership team

How the Exchange Program Works Eligible Stock Options Options eligible for the Exchange Program will be those having an exercise price equal to or greater than $3.54, which represents the highest intra-day trading price of our common stock during the 52-week period prior to the date we commenced the offer. The stock option must have an exercise price of $3.54 or higher. Election to Participate Participation in the Exchange Program will be voluntary. Eligible employees will have an election period of 20 business days from the commencement of the Exchange Program in which to determine whether they wish to participate.

How the Exchange Program Works Exchange Ratios The number of shares of restricted stock granted in exchange for eligible options was based on a valuation of the eligible options before the start of the Exchange Program using a lattice binomial option valuation model. The lattice binomial model is an established method for valuing stock options. Our objective in determining exchange ratios is to provide new grants that will have a value, in the aggregate, that is no greater than the value of the stock options surrendered.

How the Exchange Program Works Exchange Ratios Exercise Price/ Exchange Ratio: Stock Option Remaining Shares to be Exchanged for Each Contractual Term Share of Restricted Stock $3.54 to $5.75/ Greater than one year 4.5 to 1 $5.76 to $13.88/ Greater than one year 6.0 to 1 $3.54 to $13.88/ One year or less 20.0 to 1

How the Exchange Program Works The total number of shares of restricted stock a participating employee will receive in exchange for a surrendered eligible option will be determined by dividing the number of shares subject to the surrendered option by the applicable exchange ratio and rounding up to the nearest whole. Examples: Eligible Stock Shares of Option Grant Exercise Price Exchange Ratio Restricted Stock 1,000 Stock Option/ $4.85 4.5 to 1 223 shares Contractual term (1,000 divided by 4.5, greater than one year rounded up to the nearest whole ) 1,500 Stock Options/ $12.76 6.0 to 1 250 shares Contractual term (1,500 divided by 6.0, greater than one year rounded up to the nearest whole) 600 Stock Options/ $4.00 20.0 to 1 30 shares Contractual term (600 divided by 20.0, one year or less rounded up to the nearest whole)

 Terms and Conditions of the New Restricted Stock Grants Shares of restricted stock issued in the Exchange Program will be completely unvested at the time they are granted. The shares will vest according to the requirements of the Plan and contingent upon the participant’s continued employment with Sonus over a period of three years following the Exchange Date. 33 1/3 % of the shares vest annually A participant in the Exchange Program will generally forfeit any shares of restricted stock received that remain unvested at the time his or her employment with Sonus terminates for any reason.

How To Participate Making Your Elections Employees complete the Election Form on the BNY Mellon Stock Option Exchange Website at: https://www.corp-action.net/sonusoptionexchange/ You are required to check the “yes” or “no” box for each eligible stock option grant Submit, Change or Withdraw using the same web form Your final elections must be received prior to the Option Exchange deadline of 11:59 p.m., Eastern Daylight Time, Monday, October 5, 2009 Your final elections received as of the Exchange Program deadline will supersede any previous elections

Electing Not to Participate This Option Exchange will have no effect on Eligible Options that you choose not to exchange. No changes will be made to the terms and conditions of the Eligible Options you continue to hold. If you choose not to participate, take no action. This is a voluntary, one-time opportunity, so please review the materials carefully before making a decision. Sonus Networks cannot advise you whether to participate. The decision is yours.

Taxation – Upon Receipt of Shares We believe the exchange of eligible stock options for new shares of restricted stock should be treated as a nontaxable exchange. No income should be recognized upon the grant of new shares of restricted stock. We encourage all eligible employees who are considering exchanging their eligible stock options pursuant to the Exchange Offer to consult with their own tax advisors with respect to any federal, state and local tax consequences of participating in the Exchange Offer.

Taxation – Upon Vesting of Shares When your restricted stock award vests, you will generally recognize ordinary income equal to the fair market value of the vested shares (calculated using the last reported sale price of Sonus’ common stock on the trading date immediately prior to such vesting date). In most cases, at the time the shares of restricted stock vest, you will have an income tax withholding obligation with respect to ordinary income you must recognize on the shares’ vesting date, much like the obligation that arises when we pay you your salary. Sonus is authorized under the 2007 Stock Incentive Plan and your restricted stock agreement to withhold shares having a value equal to your tax withholding requirement from the shares that would otherwise be released to you upon vesting. An employee may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time the shares are acquired on the award date. Please consult with your advisor.

Steps to Prepare Read the Option Exchange program information Log into the BNY Mellon Option Exchange Website at https://www.corp-action.net/sonusoptionexchange/ and make your election(s). You will need to log on using your Personal PIN Number provided within the commencement email. All elections must be received by the deadline: 11:59 p.m., Eastern Daylight Time, Monday, October 5, 2009. If you choose NOT to participate, you do not need to do anything

Overall Timeline for the Exchange Program October 11, 2009 (approximate) Restricted stock grant agreements will be mailed to your work location October 6, 2009, after market closes Restricted stock grants will be viewable online through your E*Trade account October 6, 2009, after market closes Restricted stock grant date October 6, 2009 Exchanged stock options cancelled September 8, 2009 to October 5, 2009 Program Offered

Available Resources Contact: BNY Mellon Option Exchange website: https://www.corp-action.net/sonusoptionexchange/ BNY Mellon Shareholder Services Customer Service Center Available 9:00 a.m. to 7:00 p.m., Eastern Daylight Time, Monday through Friday at: 1-866-222-8391 201-680-6579

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